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                                   Exhibit 7.2
                             CONTRIBUTION AGREEMENT

         CONTRIBUTION AGREEMENT (this "Agreement"), dated as of December 1, 2003, between Two Winthrop Properties, Inc., a Massachusetts corporation ("Winthrop"), AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO") and AIMCO/Winthrop Growth Investors 1 GP, LLC, a Delaware limited liability company (the "Subsidiary"; and together with AIMCO, the "AIMCO Parties").

                              W I T N E S S E T H:

         WHEREAS, Winthrop holds a general partner interest (the "GP Interest") in Winthrop Growth Investors 1 Limited Partnership (the "Partnership");

         WHEREAS, Subsidiary is wholly-owned by AIMCO;

         WHEREAS, Winthrop desires to contribute the GP Interest to Subsidiary, and Subsidiary desires to acquire the GP Interest, in exchange for limited partnership interests in AIMCO, all upon the terms and conditions set forth herein;

         WHEREAS, pursuant to that certain Allocation Agreement, dated of even date herewith, among Winthrop Financial Associates, First Winthrop Corporation, W.T. Limited Partnership, NHP Management Company and AIMCO (the "Allocation Agreement"), the parties thereto have set forth the amount allocable to the GP Interest;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and other good and valuable consideration hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                  ARTICLE FIRST
                                     CLOSING

         1.1 The Closing. The closing (the "Closing") of the transactions set forth in Sections 1.2 and 1.3 of this Article FIRST shall take place at 10:00 A.M., New York City time, on the third business day after the day on which all of the conditions set forth in Articles FIFTH and SIXTH hereof have been satisfied or waived, or at such other time on such date, or on such other date, as Winthrop and AIMCO may agree, at the offices of Winthrop's Attorney, 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753. (Hereinafter, such date is referred to as the "Closing Date" and such time on the Closing Date is referred to as the "Closing Time".)

         1.2 Contribution of GP Interest. Subject to the terms and conditions of this Agreement, Winthrop shall contribute to the Subsidiary, and the Subsidiary agrees to accept from Winthrop, the GP Interest.

         1.3 Consideration. In exchange for the contribution of the GP Interest to the Subsidiary, AIMCO shall issue to Winthrop a number of units of limited partnership interest in AIMCO equal

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to (i) the amount allocable to the GP Interest as set forth in the Allocation
Agreement divided by the average closing sale price per share of Apartment Investment and Managing Company ("AIV") common stock on the primary national securities exchange or national market system on which shares of AIV common stock are then listed for trading, for the twenty consecutive trading days preceding the Closing Date multiplied by (ii) the number of shares of AIV common stock for which each such unit of limited partnership interest in AIMCO may be converted (the "OP Units").

         1.4 Non-Recognition Transaction. It is the intent of the parties and the parties shall treat the contribution and conveyance of the GP Interest as a non-recognition transaction pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Winthrop, the Subsidiary and AIMCO shall execute any and all documents and take all such further actions as may be reasonably necessary to cause the transaction contemplated hereby to comply with such Section 721(a).

                                 ARTICLE SECOND
                   REPRESENTATIONS AND WARRANTIES OF WINTHROP

         Winthrop hereby represents and warrants to the AIMCO Parties that:

         2.1 Organization; Good Standing. Winthrop is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Winthrop has the requisite corporate power and authority to conduct its business in the manner now conducted.

         2.2 Authorization and Enforceability. Winthrop has all requisite power and authority to execute, deliver and, upon receipt of the Limited Partner Consent (as defined in Section 4.1 hereto) perform this Agreement. Except for the receipt of Limited Partner Consent, all necessary proceedings of Winthrop have been taken to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Winthrop and, upon the receipt of Limited Partner Consent, this Agreement constitutes the legal, valid and binding obligation of Winthrop enforceable as to it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application relating to or affecting the rights of creditors.

         2.3 Ownership of the GP Interest. Good title to the GP Interest is owned by Winthrop free and clear of all pledges, security interests, liens, charges, encumbrances, restrictions and claims of every kind other than the liabilities and obligations applicable to the ownership of the GP Interest as set forth in the partnership agreement of the Partnership.

         2.4 No Conflict. The execution, delivery and performance of this Agreement does not conflict with or result in any breach of any of the terms, conditions or provisions of, or (with or without the giving of notice or the passage of time or both) constitute a default under the organizational documents of Winthrop or violate any provision of any law or regulation applicable to Winthrop.

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         2.5      Approvals and Consents. No consent, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, domestic or foreign, is required by Winthrop in connection with the execution, delivery and performance of this Agreement.

         2.6 Litigation. There is no litigation pending, or to Winthrop's knowledge threatened, that questions the validity of this Agreement or that, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Winthrop to perform its obligations under this Agreement or on the GP Interest, and there is not in existence any judgment that could reasonably be expected to have a material adverse effect on the ability of Winthrop to perform its obligations under this Agreement or on the GP Interest.

         2.7 No Rights to Purchase GP Interest. Except for affiliates of AIMCO, no person, firm, corporation or other entity has any right or option to purchase or otherwise acquire all or any part of the GP Interest.

         2.8 No Brokers or Other Fees. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated by this Agreement.

         2.9 Investment Representations. The OP Units are being acquired in a transaction not involving any public offering, within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the OP Units, and any securities of AIMCO issued in exchange for OP Units, have not been, and may never be, registered under the Securities Act. Winthrop (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an acquisition of the OP Units and it is able to bear the economic risk of a loss of an investment in the OP Units and (ii) is not acquiring any OP Units with a view to the distribution of the OP Units or any present intention of offering or selling any of the OP Units in a transaction that would violate the Securities Act or the securities laws of any state or any other applicable jurisdiction. Winthrop is not relying on AIMCO (or any agent, representative or affiliate of AIMCO) with respect to legal, tax, accounting, financial and other economic considerations involved in connection with the transactions contemplated hereby, including an investment in OP Units. Winthrop has carefully considered and has, to the extent necessary, sought legal, tax, accounting, financial and other advice with respect to the suitability of the proposed investment in the OP Units.

         2.10 FIRPTA. In order to induce the AIMCO to waive the requirement of withholding tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), Winthrop represents and warrants that (a) Winthrop is a United States citizen, (b) Winthrop is not a foreign person for purposes of
Section 1445 of the Internal Revenue Code, and (c) Winthrop's correct and complete Taxpayer Identification Number is set forth below Winthrop's signature hereon.

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                                  ARTICLE THIRD
                     REPRESENTATIONS AND WARRANTIES OF AIMCO

         The AIMCO Parties hereby jointly and severally represent and warrant to Winthrop that:

         3.1 Organization; Good Standing. Each of them is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the laws of the State of its formation. The AIMCO Parties have the requisite power and authority to conduct its business in the manner now conducted.

         3.2 Authorization and Enforceability. The AIMCO Parties have all requisite power and authority to execute, deliver and perform this Agreement. All necessary proceedings of the AIMCO Parties have been taken to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the AIMCO Parties and this Agreement constitutes the legal, valid and binding obligation of the AIMCO Parties enforceable as to them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application relating to or affecting the rights of creditors.

         3.3 No Conflict. The execution, delivery and performance of this Agreement does not conflict with or result in any breach of any of the terms, conditions or provisions of, or (with or without the giving of notice or the passage of time or both) constitute a default under the organizational documents of either the AIMCO Parties, or any indenture, lease, agreement or other material instrument to which either of them or the Partnership is a party or by which the Subsidiary, AIMCO or the Partnership is bound or violate any provision of any law or regulation applicable to the Subsidiary, AIMCO or the Partnership.

         3.4 Approvals and Consents. No consent, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, domestic or foreign, is required by an AIMCO Party in connection with the execution, delivery and performance of this Agreement.

         3.5 Litigation. There is no litigation pending, or to the AIMCO Parties' knowledge threatened, that questions the validity of this Agreement or that, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of an AIMCO Party to perform its obligations under this Agreement, and there is not in existence any judgment that could reasonably be expected to have a material adverse effect on the ability of an AIMCO Party to perform its obligations under this Agreement.

         3.6 No Brokers or Other Fees. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated by this Agreement.

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                                 ARTICLE FOURTH
                             LIMITED PARTNER CONSENT

         4.1 Limited Partner Consent. The AIMCO Parties covenant and agree with Winthrop that, to the extent required pursuant to the terms of the organizational documents of the Partnership, they shall seek the consent of the limited partners of the Partnership for which consent is required to consummate the transactions contemplated hereby (the "Limited Partner Consent"). The AIMCO Parties shall prepare all such documentation necessary to seek the Limited Partner Consent (the "Solicitation Documents") and such Solicitation Documents shall comply with all applicable laws, rules and regulations. To the extent necessary, the Solicitation Documents shall be filed with the Securities and Exchange Commission as soon as practicable but not later than 45 days of the date hereof and shall be distributed to the limited partners of the Partnership on the earliest date permitted by Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. The AIMCO Parties shall, and they shall cause their affiliates to, vote all units of limited partnership interest held by the AIMCO Parties and their affiliates in the Partnership in favor of the contribution of the GP Interest as contemplated hereby. The parties shall cause the current general partners of the Partnership to recommend that the limited partners of the Partnership vote in favor of the transfer of the GP Interest and Winthrop shall, and shall cause its affiliates to, vote all units of limited partnership interest held by Winthrop and its affiliates in the Partnership in favor of the transfer of the GP Interest as contemplated hereby. Winthrop covenants and agrees with the AIMCO Parties that it will cooperate in all reasonable respects with AIMCO in seeking the Limited Partner Consent. All costs associated with seeking and obtaining Limited Partner Consent shall be borne by the AIMCO Parties or the Partnership.

                                  ARTICLE FIFTH
                       CONDITIONS TO OBLIGATIONS OF AIMCO

         The obligations of AIMCO under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of all of the conditions set out below in this Article FIFTH. AIMCO may waive any or all of such conditions in whole or in part in its sole discretion.

         5.1 Representations and Warranties Correct. The representations and warranties of Winthrop made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

         5.2 Full Performance. Winthrop shall have performed and complied in all material respects with the covenants, conditions, terms and agreements to be performed and complied with by it on or before the Closing Date.

         5.3 Officer's Certificate. AIMCO shall have received a certificate from a duly authorized officer of Winthrop certifying to the compliance by Winthrop of the conditions set forth in Sections 5.1 and 5.2.

         5.4 Limited Partner Consent. Limited Partner Consent shall have been received with respect to the Partnership.

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         5.5      Assignment and Assumption.Winthrop shall have executed and delivered to The Subsidiary an Assignment and Assumption Agreement in the form annexed hereto as Exhibit A (the "Assignment and Assumption") with respect to the Partnership.

         5.6 Amendment to Organizational Documents of Partnership. Winthrop shall have executed and delivered to AIMCO an amendment to the organizational documents of the Partnership evidencing the withdrawal of Winthrop as the general partner of the Partnership and the admission of the Subsidiary as the successor general partner, in form and substance acceptable to Winthrop in its reasonable discretion.

                                  ARTICLE SIXTH
                      CONDITIONS TO OBLIGATIONS OF WINTHROP

         The obligations of Winthrop under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of all of the conditions set forth below in this Article SIXTH. Winthrop may waive any or all of such conditions in whole or in part in its sole discretion.

         6.1 Representations and Warranties Correct. The representations and warranties of AIMCO made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

         6.2 Full Performance. AIMCO shall have performed and complied in all material respects with the covenants, conditions, terms and agreements to be performed and complied with by it on or before the Closing Date.

         6.3 Officer's Certificate. Winthrop shall have received a certificate of a duly authorized officer of AIMCO's general partner certifying to the compliance by AIMCO of the conditions set forth in Sections 6.1 and 6.2.

         6.4 Limited Partner Consent. Limited Partner Consent shall have been received with respect to the Partnership.

         6.5 Assignment and Assumption.The Subsidiary shall have executed and delivered to Winthrop an Assignment and Assumption with respect to the GP Interest.

                                 ARTICLE SEVENTH
                 SPECIAL COVENANTS WITH RESPECT TO THE OP UNITS

         7.1 Covenants with Respect to the OP Units. In connection with the issuance of the OP Units as contemplated by Section 1.3 hereof:

                  (i) any tax items arising from the ownership of the GP Interest in the Partnership (including items of depreciation, amortization and gain or loss with respect thereto and, to the extent allocable to the GP Interest, such tax items of the Partnership) that are required to be specially allocated to Winthrop under Section 704(c) of the Code shall, notwithstanding anything to the contrary in AIMCO's partnership agreement, be allocated using the "traditional method" provided in Treasury Regulation Section 1.704-3(b)(1), taking into account the ceiling rule, and Winthrop shall not be specially allocated any

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         other tax items of AIMCO to "cure" the effects of the ceiling rules as applied to the contribution;

                  (ii) AIMCO shall close its book for tax purposes for its taxable year in which the Closing Date occurs on the Closing Date, and shall treat the portion of its taxable year ending on such date as a separate taxable year for purposes of allocating its net income and net loss (and related tax items) for such year, except that income, loss and deductions from AIMCO's ordinary operations (but not income, gain or loss from any sales or dispositions of assets or liabilities) of AIMCO for the calendar month which includes such effective date shall be apportioned on a per diem basis;

                  (iii) commencing on the Closing Date through and including the date (the "Third Anniversary Date") which is the third anniversary of such date, AIMCO shall not directly or indirectly (such as through a guarantee or pledge) replace with other property or assets, expand to include other property or assets not already securing such indebtedness, guarantee or otherwise change the security for, any indebtedness to which any real property of the applicable Partnership is subject at the time of the contribution (and such restriction shall also apply to any indebtedness obtained to repay, refinance or replace such indebtedness within such three-year period) (any such indebtedness being hereinafter called "Contributor Property Indebtedness");

                  (iv) commencing on the Closing Date through and including the Third Anniversary Date, AIMCO shall not, directly or indirectly, sell, transfer or otherwise dispose of the GP Interest or any real property owned by the Partnership (and shall not directly or indirectly consent to or permit any of the foregoing) other than as a result of an involuntary sale or a deed in lieu of foreclosure following acceleration of the related Partnership indebtedness; provided, however, that this provision shall not apply to transactions, such as like-kind exchanges, which would not result in the recognition of income or gain by AIMCO for federal income tax purposes that would be allocable to Winthrop by reason of the application of Code Section 704(c)(but, in the event of any disposition permitted by this proviso, the disposition of any carryover basis property or other successor property shall be subject to the provisions of this Section 7.1(iv)), but shall apply to any distribution of property that would result in Winthrop's recognition of income or gain under Code Sections 704(c) or 737;

                  (v) in accordance with paragraph (3)(a) under the heading "analysis" in Revenue Ruling 95-41, 1995-1 C.B. 132, "excess nonrecourse liabilities" of AIMCO shall be allocated among Winthrop and the other partners of AIMCO by taking into account the share of Section 704(c) built-in gain of Winthrop with respect to the contribution to the extent such gain is not taken into account in making an allocation of nonrecourse liabilities to the contributor under Treasury Regs.
         Section 1.752-3(a)(2);

                  (vi) AIMCO shall agree to notify Winthrop prior to any unscheduled reduction or repayment (including by way of a refinancing) of any Contributor Property Indebtedness that occurs on or before the Third Anniversary Date, which notice shall include a good faith estimate of the amount by which the amount of AIMCO liabilities that Winthrop may include in the tax basis of its OP Units pursuant to
         Section 1.752 of the Treasury Regulations shall be reduced as the result thereof, and shall further agree that, upon receipt of written notice from Winthrop, AIMCO shall use reasonable best efforts to make provision for Winthrop to guaranty indebtedness of AIMCO so as to enable Winthrop to increase its "economic risk of loss" (within the meaning of Section 1.752-2 of the Treasury Regulations) with respect to liabilities of AIMCO to the extent of such reduction but minimize the economic risk of such guarantee to Winthrop to the extent practicable (by, for example, guaranteeing the "bottom" portion of AIMCO's debt); and

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                  (vii)    AIMCO shall not directly or indirectly consent to or
         permit the Partnership to become a separately taxable entity for federal income tax purposes, or to change its tax year or accounting method

         7.2 Redemption Rights. (a) Winthrop shall have the right to cause AIMCO to redeem all or any of the OP Units at any time following the second anniversary of the date hereof for cash in an amount equal to (i) the number of OP Units being redeemed, (ii) the conversion ratio applicable to other limited partners in AIMCO at the time of redemption (but in no event less favorable than the conversion ratio applicable at such time to any other limited partner in AIMCO) and (iii) the average closing sale price per share of AIV common stock on the primary national securities exchange or national market system on which shares of AIV common stock are then listed for trading, for the twenty consecutive trading days preceding the date notice of exercise of such redemption right is received by AIMCO or, if shares of AIV common stock are not then so listed for trading, the value of a share of AIV common stock determined pursuant to a valuation methodology proposed by AIV and reasonably acceptable to Winthrop which appropriately estimates the public market value of a share of AIV common stock as if such shares were then traded on a national securities exchange or national market system; provided, however, if AIV and Winthrop cannot agree on a valuation methodology within 15 days of the date that Winthrop requests the OP Units be redeemed (the expiration of such 15 day period being hereinafter referred to as the "Redemption Date"), the value of such shares be determined in accordance with Section 7.2(b) hereof. AIV shall have the right to assume AIMCO's redemption obligation and satisfy that obligation by paying such amount in cash or issuing such number of shares of AIV common stock registered, or registered for resale by Winthrop (in connection with which each party shall agree to customary indemnification provisions), under the Securities Act of 1933 as is equal to the product of the conversion ratio described in clause (ii) above and the number of OP Units being redeemed, provided, however, that if shares of AIV common stock are not then listed for trading on any national securities exchange or national market system, then AIV shall only have the right to satisfy AIMCO's redemption obligation by paying such amount in cash.

                  (b) If the value for the shares of AIV common stock is to be determined pursuant to this Section 7.2(b), then each of AIMCO and Winthrop shall, within 10 days of the Redemption Date, give notice to the other party of their respective appraiser, which appraiser shall have at least five years experience in valuing shares of unregistered equity interests in entities similar in business nature to AIV (a "Qualified Appraiser"). The two Qualified Appraisers shall choose a third impartial Qualified Appraiser (the "Impartial Appraiser") within 10 days following the selection of the second Qualified Appraiser. If a party fails to select and notify the other party within the 10 day period described in the preceding sentence, then the Qualified Appraiser then so selected shall select the Impartial Appraiser. The Impartial Appraiser so selected shall perform an appraisal to determine the value of the shares of AIC common stock and shall present the results of such appraisal and his determination thereof to the parties within 30 days following such appraiser's selection. Within 15 days following the presentation of such valuation, AIMCO shall redeem the OP Units as required in Section 7.2(a) hereof.

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         7.3      Survival. The provisions of this Article SEVENTH shall survive the Closing

                                 ARTICLE EIGHTH
                            SURVIVAL; INDEMNIFICATION

         8.1 Survival of Representations and Warranties. Except as otherwise provided herein, the representations and warranties contained in this Agreement shall survive the Closing for a period ending on the first anniversary of the Closing Date; except that the representations and warranties set forth in
Section 2.3 hereof shall survive until the expiration of the applicable statute of limitations. No party shall be entitled to assert any right of indemnification hereunder unless notice of such assertion (describing the basis therefor in reasonable detail to the extent then known) is given by the Indemnified Party (as defined in Section 8.4) as provided in Section 8.4 no later than the applicable date on which the representation or warranty with respect to which the claim for indemnification is being made expires in accordance with the foregoing. In the event that the Closing occurs notwithstanding actual knowledge by any party hereto (whether by notice or otherwise) of a breach of any representation or warranty of another party under this Agreement, such party shall not be entitled to any remedy against any such other breaching party hereto with respect to, or for damages arising out of or as a result of, such breach and such party's consummation of the transactions contemplated hereby and participation in the Closing shall constitute a waiver and release by such party of any such breach.

         8.2 Indemnification by Winthrop. Subject to the limitations heretofore set forth and in Section 8.1, Winthrop shall indemnify AIMCO, its affiliates, partners, directors, officers, employees and agents for, and shall defend and hold AIMCO harmless from, against and with respect to all loss, liability, damage and expense (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating any claim) (collectively, "Damages"), incurred by AIMCO as a result of or arising from (i) any breach or failure of any written representation, warranty, covenant or agreement of Winthrop contained in this Agreement; (ii) the material failure of Winthrop to perform any agreement required hereunder or under any agreement entered into in connection herewith to be performed by Winthrop, and (iii) all actions, suits and proceedings arising out of the foregoing including, without limitation, any Damages arising out of an action, suit or proceeding relating to the Limited Partner Consent and based solely on information provided by Winthrop and set forth in the Soliciting Documents.

         8.3 Indemnification by AIMCO. Subject to the limitations heretofore set forth and in Section 8.1, AIMCO shall indemnify Winthrop and its affiliates, partners, directors, officers and employees for, and shall defend and hold harmless each of them from, against and with respect to any Damages incurred by any of them, as a result of, or arising from, (i) any breach or failure of any written representation, warranty, covenant or agreement of AIMCO contained in this Agreement; (ii) the material failure of AIMCO to perform any agreement required hereunder or under any agreement entered into in connection herewith to be performed by AIMCO, including, without limitation, the provisions of Section 7.1 hereof, and (iii) all actions, suits and proceedings incident to the foregoing, including, without limitation, any Damages arising out of an action, suit or proceeding relating to (1) the GP Interest or the Partnership to which Winthrop is made a party to the extent that the facts and circumstances of such action, suit or proceeding arose after the Closing Time or (2) the Limited Partner Consent unless such action, suit or

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proceeding is based solely on information provided by Winthrop and set forth in the Soliciting Documents.

         8.4 General Procedure. The provisions of Sections 8.2 and 8.3 are expressly subject to the following: A party that may be entitled to indemnification under this Article EIGHTH (an "Indemnified Party") shall give notice to the party obligated to indemnify it (an "Indemnifying Party") with reasonable promptness upon becoming aware of the claim or other facts upon which a claim for indemnification or reimbursement will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. The Indemnifying Party shall have the right to undertake the defense of any such claim asserted by a third party and the Indemnified Party shall cooperate in such defense and make available all records and materials requested by the Indemnified Party in connection therewith. The Indemnified Party shall be entitled to participate in such defense, but shall not be entitled to indemnification with respect to the costs and expenses of such defense if the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not be liable for any claim settled without its consent, which shall not be unreasonably withheld or delayed; the Indemnifying Party may settle any claim without the consent of the Indemnified Party, but only if such settlement requires only the payment of monetary damages that are paid in full by the Indemnifying Party.

         8.5 Partnership Agreement Indemnity. Nothing in this Agreement shall be deemed to limit or supercede any indemnification rights any of the parties hereto or their affiliates have under that certain Second Amended and Restated Agreement of Limited Partnership of Winthrop, dated October 27, 1997, among Linnaeus Associates Limited Partnership, Londonderry Holdings LLC and NHP, as amended by that certain Amendment No. 1, dated as of February 26, 1999.

                                  ARTICLE NINTH
                                   TERMINATION

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing Time:

         (a)      by mutual written consent of Winthrop and AIMCO;

         (b) by AIMCO on the one hand, or Winthrop on the other hand, if the other breaches in any material respect any of their respective representations, warranties or agreements contained in this Agreement and, such breach is not cured or otherwise corrected to the reasonable satisfaction of Winthrop on the one hand, or AIMCO on the other hand, within ten business days of receipt of notice of such breach;

         (c) by either Winthrop or AIMCO if Limited Partner Consent is not obtained by September 30, 2004;

         (d) by either Winthrop or AIMCO if either of them is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of

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competent jurisdiction from consummating the transactions contemplated hereby and all means of appeal and all appeals from such order or injunction have been finally exhausted;

         (e)      by either Winthrop of AIMCO as provided in the Allocation
Agreement.

         9.2 Manner of Exercise: Effect on Termination. In the event this Agreement is terminated in accordance with Section 9.1, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, be null and void and of no further force and effect and shall not be referred to by the parties for any purpose whatsoever and the transactions contemplated hereunder shall be abandoned without further action by AIMCO or Winthrop, except to the extent that any such transactions shall have already been consummated.

                                  ARTICLE TENTH
                                  MISCELLANEOUS

         10.1 Notices. Any and all notices or other communications required or permitted to be given hereunder shall be in writing and shall be sent by hand, by telecopy (confirmed by delivery by another method permitted hereunder), by U. S. mail or by Federal Express or other similar overnight courier addressed as follows:

         If to AIMCO or
              Subsidiary:           AIMCO Properties, L.P.
                                    Stanford Place 3
                                    4582 South Ulster Parkway
                                    Suite 1100
                                    Denver, CO 80237
                                    Attention:  Patrick J. Foye
                                    Fax:  (303) 300-3296

         With a copy to:            Powell, Goldstein, Frazer & Murphy LLP
                                    191 Peachtree Street, N.E.
                                    16th Floor
                                    Atlanta, Georgia 30303
                                    Attention:  Greg Chait, Esq.
                                    Fax:  (404) 572-6999

         If to Winthrop:            Two Winthrop Properties, Inc.
                                    7 Bulfinch Place - Suite 500
                                    P.O. Box 9507
                                    Boston, MA 02114
                                    Attention:  Carolyn Tiffany
                                    Fax:    (617) 742-4643

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

         With a copy to:            Post & Heymann, LLP
                                    100 Jericho Quadrangle
                                    Suite 214
                                    Jericho, NY 11753
                                    Attention: David Heymann, Esq.
                                    Fax:  (516) 433-2777

Notices shall be deemed given upon receipt or refusal to accept delivery. Each party shall promptly notify the other parties of any change in its address by notice given as provided in this Section 10.1.

         10.2 No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

         10.3 Further Assurances. Each of the parties hereto hereby agrees to execute and deliver all such further documents and take all such further actions as shall be necessary, desirable or expedient to consummate the transactions contemplated hereby. Winthrop further agrees to cooperate in completing files or taking such other action with respect to the Partnerships that may be reasonably requested by AIMCO and that should have been taken by Winthrop prior to the Closing Date.

         10.4 Entire Agreement. This Agreement, together with the Schedules hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

         10.5 Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

         10.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not confer any benefit upon any person or entity other than the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other except that this Agreement may be assigned to an affiliated entity of AIMCO, provided that AIMCO remains responsible for the obligations of that entity under this Agreement. .

         10.7 Governing Law; Service of Process. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof. AIMCO and Winthrop hereby waive personal service of any and all process upon it and consent that all such service of process may be made by registered or

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

certified mail (return receipt requested) directed to AIMCO or Winthrop, as the case may be, at its address set forth herein and service so made shall be deemed to be completed three (3) days after the same shall have been so deposited in the U.S. Mails.

         10.8 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

         10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

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

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                     TWO WINTHROP PROPERTIES, INC.

                                     By______________________________
                                         Peter Braverman
                                         Executive Vice President

                                         Tax ID No. 04-2782020

                                     AIMCO PROPERTIES, L.P.

                                     By: AIMCO-GP, Inc.
                                         General Partner

                                         By_________________________
                                             Patrick J. Foye
                                             Executive Vice President

                                     AIMCO/WINTHROP GROWTH INVESTORS 1 GP, LLC

                                     By__________________________
                                            Patrick J. Foye
                                            Executive Vice President

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